                                                                     EXHIBIT 4.8

As of July 9, 1999 (the "Replacement Date"), this Revolving Credit and Security Agreement supersedes and replaces in its entirety that certain Revolving Credit and Security Agreement executed by Borrower and Bank on June 26, 1998 and that certain Modification Agreement and Amendment to Loan Documents executed by Borrower and Bank on December 15, 1998 (collectively, the "Former Agreements"). The Former Agreements shall be of no force or effect as of the Replacement Date.


                     REVOLVING CREDIT AND SECURITY AGREEMENT

         This Revolving Credit and Security Agreement (the "Agreement") is executed and delivered this 9th day of July, 1999 by and between OPTIMATION, INC., an Alabama corporation ("Borrower"), with its chief executive office and its principal place of business at 2225 Drake Avenue, Huntsville, AL 35805, and COMPASS BANK, an Alabama banking corporation ("Bank"), with its principal offices at 114 Governors Drive, Huntsville, Alabama 35801. Borrower has applied to Bank for a revolving line of credit not to exceed an aggregate principal amount at any one time outstanding the sum of Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00) to be evidenced by a Revolving Credit Commercial Note (the "Note") in such amount, and to be secured by a security interest in all of the Collateral (as defined herein) now owned or hereafter acquired by Borrower on the terms hereinafter set forth.
         Bank is willing to extend such a revolving line of credit (the "Revolving Line") to Borrower up to an aggregate amount not in excess of the amount set forth above upon the security of such Collateral on the terms and subject to the conditions hereinafter set forth.
         Accordingly, Borrower and Bank in consideration of the premises, the credit to be extended hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

         SECTION 1.  DEFINITIONS - AS HEREIN USED.
         1.1 "Account" and "Account Receivable" shall include all accounts, accounts receivable, notes, notes receivable, contracts, contract rights, drafts, documents, title retention and lien instruments, security agreements, acceptances, instruments, conditional sales contracts, chattel mortgages, chattel paper, general intangibles, and other forms of obligation and rights to payment and receivables whether or not yet earned by performance, including, without limitation, state and federal tax refunds.
         1.2 "Account Debtor" shall mean the party who is obligated on or under any Account Receivable or contract right.
         1.3 "Borrower's Loan Account" shall mean the account on the books of Bank in which Bank will record loans and other advances made by Bank to Borrower pursuant to this Agreement, payments received on such loans and advances and other appropriate debits and credits as provided by this Agreement or the Note.
         1.4 "Collateral" shall mean any and all property in which Bank acquired, now has, by this Agreement or any of the other Loan Documents (as defined herein) acquires, or hereafter acquires a security interest or other rights or interests as security for Borrower's Liabilities (as defined herein), including, without limitation, Borrower's obligations under the Note and any of the other Loan Documents.

         1.5 An "Eligible Account Receivable" shall mean an Account Receivable of Borrower which meets each of the following requirements and is otherwise acceptable to Bank:
    (a) it arises from the sale or lease of goods or from services rendered, such goods have been shipped or delivered to the Account Debtor under such Account Receivable and such services have been fully performed and have been accepted by the Account Debtor, and Borrower's full right to payment for all sums due from such Account Debtor with respect to such Account Receivable shall have been earned and then be due and payable;
    (b) it is a valid and legally enforceable obligation of the Account Debtor thereunder according to its express terms, and is not subject to any offset, counter-claim, crossclaim, or other defense on the part of such Account Debtor denying liability thereunder in whole or in part;
    (c) it is not subject to any mortgage, lien, security interest, or similar adverse rights or interests whatsoever other than the security interests granted to
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        Bank hereunder;
    (d) it is evidenced by an invoice, dated not later than the date of shipment (in the case of goods sold or leased) (other than with respect to an Approved Bill and Hold) or the date of performance (in the case of services rendered) and having payment terms acceptable to Bank, rendered to such Account Debtor, and is not evidenced by an instrument, note, draft, title retention and lien instrument, security agreement, acceptance, conditional sales contract, chattel mortgage or chattel paper;
    (e) it is not owing by an Account Debtor whose obligations with respect to which Bank, acting in its discretion, shall have notified Borrower in writing are not deemed to constitute an Eligible Account Receivable;
    (f) it is not due from an affiliated or related corporation or entity, subsidiary corporation or entity, parent corporation or entity, or any stockholder, officer, director, manager or employee of Borrower or of any such affiliated, related, subsidiary, or parent corporation or entity, or any individual who is a relative of any one or more the foregoing by blood or marriage;
    (g) it does not constitute retainages or deferred payments under a contract not fully performed;
    (h) it does not constitute, in whole or in part, interest or finance charges on outstanding balances;
    (i) it is an Account Receivable with respect to which no return, repossession, rejection, cancellation, or repudiation shall have occurred or have been threatened;
    (j) it is an Account Receivable with respect to which Borrower continues to be in full conformity with the representations, warranties, and covenants of Borrower made with respect thereto;
    (k) it is not subject to any sales terms, trial terms, sales-or-return terms, consignment terms, guaranteed sales or performance terms, minimum sales terms, warranties or representations, C.O.D. terms, cash terms, or similar terms or conditions;
    (l) it is not owed by an Account Debtor that is not an individual residing in the United States or a corporation or partnership organized and validly existing under the laws of a state within the United States unless the payment of such Account is supported by a letter of credit in form and substance and issued by an issuer acceptable to Bank;
    (m) it is not an Account Receivable subject, in whole or in part, to any "bill and hold" or similar arrangement pursuant to which the invoice is delivered prior to the actual delivery of the sold or leased goods or the performance of the services;
    (n) it is not an Account Receivable with respect to which ninety (90) days or more shall have passed since the earlier of (i) the relevant invoice date, or (ii) the date that the obligation of the Account Debtor thereunder arose and became due and payable;
    (o) it is not owed by any Account Debtor who or which currently has or at any time has had account balances with Borrower equalling or exceeding ten percent (10%) of its total Accounts with Borrower at such time unpaid after ninety (90) days from invoice date; and
    (p) it is not an Account owed by an Account Debtor whose aggregate Account balance exceeds twenty-five percent (25%) of the total value of Borrower's total Accounts except for PLC Direct, provided however, that this provision shall not apply until Bank gives written notice to Borrower of its intention to apply this provision to a specific Account Debtor).
         1.6 "Eligible Inventory" shall mean Borrower's non-custom raw materials Inventory held for sale in the normal and ordinary course of Borrower's business located in Huntsville, Alabama and which meets each of the following requirements and which is otherwise acceptable to Bank;
    (a) it does not consist of boards, board assemblies, sheetmetal faceplates or raw materials that are custom made to fit Borrower's products;
    (b) it is not private label or styled type or otherwise subject to special marketing conditions or marketability limitations judged by Bank, in its sole discretion, to be unacceptable;
    (c) it is not, supplies, nor work in process, nor does it include any shipping or packaging materials;
    (d) it has not remained in inventory more than 365 days;
    (e) it is not materials or supplies used or to be used, or consumed or to be

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        consumed in the normal course of business of Borrower;
    (f) it is new and unused;
    (g) it is owned by Borrower and is not subject to any lien or security interest whatsoever other than the security interest granted to Bank hereunder.
         1.7 "Insolvency" of Borrower or any other person or entity shall mean that there shall have occurred with respect to Borrower or such other person or entity one or more of the following events: death, incapacity, dissolution, termination of existence, liquidation, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by or against Borrower or such other person or entity, or institution of any action or proceeding with respect to Borrower or such other person or entity under or pursuant to any insolvency laws relating to the relief of debtors by or against Borrower or such other person or entity, institution of proceedings in bankruptcy or with respect to the readjustment of indebtedness, reorganization, composition or extension by or against Borrower or such other person or entity (including, without limitation, under or pursuant to the United States Bankruptcy Code, as amended, or under any similar law at any time enacted), or if any corporate action shall be taken for the purpose of effecting any of the foregoing.
         1.8 "Inventory" shall mean all of Borrower's (or other entities', as applicable) inventory (as defined in the Uniform Commercial Code as enacted in the State of Alabama, or in any other jurisdiction), including, without limitation, all goods, merchandise and other personal property now owned or hereafter acquired by Borrower (or other entities, as applicable) which are held for sale, lease, or rental or are furnished or to be furnished under a contract of service and all raw materials, work in process, and materials or supplies used or to be used, or consumed or to be consumed, in Borrower's (or other entities', as applicable) business, and all goods represented thereby, and all such goods that may be reclaimed or repossessed from or returned by Borrower's (or other entities', as applicable) customers wheresoever the same may be located, and all shipping and packaging materials relating to any of the foregoing.
         1.9 "Liabilities" shall mean any and all obligations, indebtedness and liabilities of Borrower to Bank of every kind and description, whether direct or indirect, absolute or contingent, joint or several, due or to become due, liquidated or unliquidated, now existing or hereafter arising, and all extensions, modifications, renewals, and refinancings thereof, regardless of how such Liabilities arise or by what agreement or instrument (if any) they may be evidenced and include obligations to perform acts and refrain from taking actions as well as obligations to pay money. Without limiting the foregoing, Liabilities shall specifically include all liabilities and obligations of Borrower hereunder and the obligation to repay the indebtedness evidenced by the Note executed by Borrower in favor of Bank on the date thereof.
         1.10 "Loan Documents" shall mean and include the Note, this Agreement and any other agreement, document or instrument now or hereafter evidencing, securing, guaranteeing (including, without limitation, Continuing Limited Guaranties executed in connection herewith by Dennis and Sheila Sierk (up to $150,000.00) and Charles and Kerry Garrett (limited to $25,000.00) (such individuals and entities are jointly and severally included within the term "guarantor" as the same is used in this Agreement)) or relating to the Revolving Line or any other Liability, obligation or indebtedness of Borrower to Bank, as the same may be amended.
         1.11 "Proceeds" shall mean all forms of payment received by or due to Borrower, et al. from the collection of Accounts Receivable or sale or exchange of Inventory or other property constituting Collateral hereunder and any and all claims against any third party for loss of or damage to any Collateral, including insurance, contract and tort claims, and further, without limiting the generality of the foregoing, Proceeds shall include all Accounts, checks, cash, money orders, drafts, chattel paper, instruments, notes and other documents evidencing payment obligations to Borrower for the sale, lease, rental or exchange of Collateral.
         1.12 "Net Worth" and "Current Maturities of Long Term Debt" shall be defined and calculated in accordance with generally accepted accounting principles consistently applied as of the date hereof.
         1.13 "Tangible Net Worth" shall mean Borrower's Net Worth less (i) any and all loans and other advances to affiliates, subsidiaries, owners, parent, employees, officers, stockholders, directors or other related entities; (ii) notes, notes receivable, accounts, accounts receivable, inter-company receivables, and other amounts owing from affiliates, subsidiaries, owners, parent, employees, officers, stockholders, directors or other related entities; and (iii) any and all intangibles plus subordinated debt.
         1.14 "Total Debt" shall mean all of Borrower's indebtedness and liabilities owing to Bank or any other person or entity, whether now or hereafter existing, created or arising, absolute or contingent, direct or indirect, joint or several, including without limitation, the Liabilities.
         1.15 "Total Debt to Tangible Net Worth Ratio" shall be defined as the ratio of Borrower's Total Liabilities to Borrower's Tangible Net Worth.
         1.16 Any terms used to describe Bank's security interest hereunder not specifically defined herein shall have the meanings and definitions given those terms under the Uniform Commercial Code of Alabama as in effect on the date hereof.

         SECTION 2. BORROWER'S REPRESENTATIONS AND WARRANTIES; CERTAIN
                    COVENANTS.
         To induce Bank to enter into this Agreement, Borrower represents, warrants and covenants as follows:
         2.1 Borrower (a) is a duly organized corporation, validly existing under the laws of the State of Alabama; (b) has all necessary licenses and corporate power and authority to own its assets and conduct its business as now conducted or presently proposed to be conducted; (c) has no subsidiaries; and
(d) is duly qualified and in good standing (and will remain so qualified and in good standing) in every jurisdiction in which it is or shall be doing business or in which the failure so to qualify and remain in good standing would or could have an adverse effect on its business or properties or Bank.
         2.2 The execution, delivery, and performance hereof are within Borrower's corporate powers, have been duly and validly authorized and are not in contravention of the law or the terms of Borrower's charter, by-laws, or other incorporation papers, or of any indenture, agreement, or undertaking or any law, regulation or order to which Borrower is a party or by which it or any of its properties is or may be bound. Upon execution and delivery hereof, this Agreement will be a valid and binding obligation of Borrower enforceable in accordance with its terms.
         2.3 Except for the security interests granted to Bank hereby or by any of the other Loan Documents in favor of Bank, Borrower is and, as to Accounts Receivable, Inventory and other Collateral arising or to be acquired after the date hereof, shall be the sole and exclusive owner of the Accounts, the Inventory, and each and every other item of Collateral free from any lien, claim, charge, security interest, mortgage, secondary financing or encumbrance, and Borrower shall defend the Accounts, the Inventory, and each and every other item of Collateral and all Proceeds and products thereof against all claims and demands of all persons at any time claiming the same or any interest therein adverse to the interests of Bank.
         2.4 Borrower will promptly pay all taxes or charges levied on or with respect to, and will at all times keep the Accounts, the Inventory, and each and every other item of Collateral, free and clear of all liens, claims, charges, security interests, mortgages, secondary financing and encumbrances whatsoever, other than the security interests granted to Bank hereby or by any of the other Loan Documents. Borrower agrees to take all actions that Bank may request to establish and maintain a valid title and security interest in the Accounts, the Inventory, and each and every other item of Collateral, free and clear of all other liens, claims, charges, security interests, mortgages, secondary financing and encumbrances whatsoever. If such taxes or other assessments remain unpaid after the date fixed for the payment of same, or if any lien, claim, charge, security interest, mortgage, secondary financing or encumbrance shall arise, or be claimed or asserted with respect to the Accounts, the Inventory, or any other item of Collateral, Bank may, without notice to Borrower, pay such taxes, assessments, charges or claims, or take any and all other actions (including the payment of money) deemed desirable by Bank to remove any such lien, claim, charge, security interest, mortgages, secondary financing or encumbrance, and Borrower agrees that the amounts thereof, along with any amounts necessary to perfect and note Bank's interest in any Collateral, shall be charged to Borrower's Loan Account created hereby and shall bear interest at the rate of interest borne by Borrower's obligations under the Note.
         2.5 Borrower will not (and will not allow or suffer to occur any other person or entity to) sell (except for the sale of Inventory in the normal and ordinary course of Borrower's business), transfer, lease, convey or otherwise dispose of the Collateral, any portion thereof, or any interest therein (or any of the Proceeds thereof, whether money, checks, money orders, drafts, notes, instruments, documents, chattel paper, Accounts, returns or repossessions), without Bank's prior written consent.
         2.6 Borrower will deliver to Bank, so long as any of the Liabilities shall remain outstanding, the following:
         (a) on or before the fifteenth (15th) day of each calendar month, detailed reports in form acceptable to Bank of all Accounts Receivable as of the last day of the immediately preceding calendar month, and the period of time which has elapsed with respect to such Accounts Receivable since the invoice date with respect thereto;
         (b) on or before the fifteenth (15th) day of each calendar month, summaries of all Inventory (segregating such Inventory as to raw materials, work-in-process, supplies, and finished goods) as of the last day of the immediately preceding calendar month, including the period of time such has been held in Inventory by Borrower, and the value thereof;
         (c) such other documents, instruments, data or information of any type requested by Bank with respect to the Accounts Receivable, Inventory and any other collateral.
         2.7 At the time any Account becomes subject to a security interest in favor of Bank, said Account shall be a good and valid Account representing an undisputed, bona fide indebtedness incurred by the Account Debtor named therein, for merchandise held subject to delivery instructions or theretofore shipped or delivered pursuant to a contract of sale, or for services theretofore performed by Borrower with or for said Account Debtor; there shall be no set-offs, counterclaims, or disputes against any such Account except as indicated in some written list, statement or invoice furnished to Bank with reference thereto; and Borrower shall be the lawful owner of all such Accounts and shall have good right to subject the same to a security interest in favor of Bank. No such Account shall be sold, assigned, or transferred to any person other than Bank or in any way encumbered except to Bank, and Borrower shall defend the same against the lawful claims and demands of all persons other than Bank. If any Account shall be in violation of any one or more of the warranties expressed in this section, it shall not be deemed an Account Receivable for purposes of this Agreement.
         2.8 At the time Borrower pledges, sells, assigns or transfers to Bank any instrument, document of title, security, chattel paper or other property, or any interest therein, Borrower shall be the lawful owner thereof and shall have good right to pledge, sell, assign or transfer the same; none of such property shall have been pledged, sold, assigned or transferred to any person other than Bank or in any way encumbered, and Borrower shall defend the same against the lawful claims and demands of all persons other than Bank.
         2.9 Borrower shall give Bank written notice of each location at which Inventory and other tangible Collateral are or will be kept, whether for storage, like purposes or otherwise. Except as such notice is given, all Inventory and other tangible Collateral are and shall be kept at Borrower's principal place of business as noted on the first page of this Agreement.
         2.10 Borrower shall give Bank written notice of each office of Borrower at which records of Borrower pertaining to Accounts Receivable, general intangibles and contract rights are kept. Except as such notice is given, all records of Borrower pertaining to Accounts Receivable, general intangibles and contract rights are and shall be kept at Borrower's chief executive office as noted on the first page of this Agreement.
         2.11 Subject to any limitations stated therein or in connection therewith, all balance sheets, earnings statements and other financial data which have been or may hereafter be furnished to Bank to induce it to enter into this Agreement, or otherwise furnished in connection herewith, do or shall fairly represent the financial condition of Borrower (or other person or entity, as applicable) as of the dates and results of operations for the periods for which the same are furnished in accordance with generally accepted accounting principles consistently applied, and all other information, reports and other papers and data furnished to Bank shall be accurate, as of the relevant date, and correct in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter.
         2.12 With respect to any and all equipment which may now or hereafter constitute Collateral hereunder, Borrower shall maintain possession of same, keep the same in good repair, and maintain casualty insurance on the same naming Bank as loss

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payee under a New York Standard (long-form) loss payable endorsement.
         2.13 Borrower's name is and has always been as set forth on the first page of this Agreement, except as otherwise disclosed in writing to Bank. Borrower will promptly advise Bank in writing of any change in Borrower's name.
         2.14 On or prior to September 30, 1999 (the "Compliance Date"), Borrower shall have taken all actions necessary to ensure that the automated systems used by Borrower that are material to its operations (collectively, "Mission-Critical Systems"), including, without limitation, software, hardware and other data processing devices, shall not fail, malfunction or produce incorrect results with respect to date, calculations and other processing involving date before, as of or after December 31, 1999, regardless of the form the date data is received or processed (collectively, "Year 2000 Compliant" or "Year 2000 Compliance"). Without limiting the generality of the foregoing, on or prior to the Compliance Date, Borrower shall test and certify that its Mission-Critical Systems are Year 2000 Compliant in accordance with commercially reasonable practices and industry standards. Borrower agrees that upon the reasonable request of the Bank, Borrower will make its employees, consultants, premises, records and documentation available to Lender with respect to Borrower's Year 2000 Compliance efforts. Nothing in this Section 2 shall be deemed to extend the availability of the Revolving Line beyond the time noted in
Section 14 hereof.

         SECTION 3.  BANK'S AGREEMENT TO MAKE ADVANCES.
         3.1 From the date hereof until June 1, 2000, or such future date to which the expiration date of the Revolving Line may be extended, subject to the terms and conditions of this Agreement and Borrower's and all guarantor's performance of and compliance with each of the Loan Documents, and so long as no event of default hereunder or under any of the other Loan Documents shall have occurred or be continuing, Bank agrees to extend to Borrower an open-end credit line on the basis of the following advance formula (such advance formula being hereinafter referred to as the "Borrowing Base"): eighty percent (80%) of the value of Borrower's Eligible Accounts Receivable, not to exceed $650,000.00 at any one time outstanding, plus fifty percent (50%) of the value of Borrower's Eligible Inventory, not to exceed the lesser of $250,000.00 or fifty percent (50%) of the outstanding principal balance owed on the Revolving Line, and provided that in no event shall the aggregate sum of all advances made by Bank to Borrower at any one time outstanding hereunder exceed the sum of $650,000.00. Within such limits and subject to the terms of this Agreement, Borrower may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement until the Maturity Date. It is expressly understood and agreed that Bank shall have no obligation to make an advance under the Revolving Line if the amount of such advance together with the amount outstanding under the Revolving Line exceeds or would exceed the lesser of (i) $650,000.00 or (ii) the Borrowing Base.
         3.2 All borrowings under this Revolving Line shall be made by entering such advances as debits to Borrower's Loan Account. Bank shall also record in Borrower's Loan Account other charges, expenses and items properly chargeable to Borrower hereunder, all payments made by Borrower on account of indebtedness under the Revolving Line and other appropriate debits and credits. The debit balance of Borrower's Loan Account shall reflect the amount of Borrower's indebtedness from time to time hereunder. At least once each month, Bank shall render a statement of account for Borrower's Loan Account which statement shall be considered correct and accepted by Borrower and binding upon Borrower unless Borrower notifies Bank to the contrary within sixty (60) days of Bank's sending said statement to Borrower.
         3.3 If at any time the outstanding balance of Borrower's Loan Account exceeds $650,000.00, then Borrower shall immediately remit to Bank good funds sufficient to eliminate such excess and, if Bank requests, deliver to Bank additional collateral of a value and character satisfactory to Bank.
         3.4 In the event that the availability of advances hereunder expires by the terms of this Agreement, or by the terms of any agreement extending the expiration date of this Agreement, Bank may, in its sole discretion, make requested advances; however, it is expressly acknowledged and agreed that, in such event, Bank shall have the right, in its sole discretion, to decline to make any requested advance and may require payment in full of Borrower's Loan Account at any time without prior notice to Borrower and the making of any such advances shall not be construed as a waiver of such right by Bank.
Nothing in this Section 3 shall be deemed to extend the availability of the Revolving

Line beyond the time noted in Section 14 hereof.

         SECTION 4.  INSPECTION OF RECORDS; FURTHER ASSURANCE.
         4.1 Borrower shall allow Bank, by or through any of its officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from Borrower's books and records; (ii) analyze Borrower's financial statements; (iii) arrange for verification of Borrower's Accounts Receivable and Inventory under reasonable procedures, directly with Account Debtors or by other methods; and (iv) inspect and audit Borrower's Inventory and other Collateral at any time during normal business hours, without prior notice to Borrower; and Borrower shall allow, do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments which Bank may require more completely to vest in and assure to Bank its rights hereunder or in any Collateral.

         SECTION 5.  SECURITY INTEREST OF BANK IN COLLATERAL.
         5.1 As security for the payment and performance of all Liabilities, Bank shall have and is hereby granted a continuing lien on and security interest in the following Collateral:
         (a)  all Borrower's Accounts and Accounts Receivable, whether now or hereafter owned, existing, created, arising or acquired;
         (b)  all Borrower's Inventory, equipment, machinery and furnishings, whether now or hereafter owned, existing, created, arising or acquired;
         (c) all Borrower's contract rights, documents, instruments, and general intangibles, whether now or hereafter owned, existing, created, arising or acquired;
         (d) all goods, instruments, notes, notes receivable, documents, documents of title, policies and certificates of insurance, securities, chattel paper, deposits, cash and other property now or hereafter owned by Borrower or in which it now or hereafter has an interest, which are now or may hereafter be in the possession of Bank, or which are otherwise assigned to Bank, or as to which Bank may now or hereafter control possession by documents of title or otherwise; and
         (e) all substitutions, accessions, additions, parts, accessories, replacements, Proceeds and products of, for and to any and all of the foregoing, including, without limitation, insurance and tort proceeds, and any and all such substitutions, accessions, additions, parts, accessories, replacements, proceeds and products in the form of any of the property described or referenced in (a) through (d) above.

         No submission by Borrower to Bank of any schedule or other particular identification of Collateral shall be necessary to vest in Bank title to or a security interest in each and every item of Collateral now existing or hereafter created or acquired, but rather, such title and security interest shall vest in Bank immediately upon the creation or acquisition of any item of Collateral, without the necessity for any other or further action by Borrower or Bank; provided, however, that Borrower shall execute such other and additional documents, instruments and agreements as reasonably may be required by Bank to evidence the security interests contemplated hereby.
         5.2 To the extent allowable under applicable law, the Uniform Commercial Code of Alabama shall govern the security interests provided for herein. In connection therewith, Borrower shall take such steps and execute and deliver (or cause the execution and delivery of) such financing statements, continuation statements, agreements (including, without limitation, security agreements and landlord, creditor and mortgagee subordination agreements), documents, and papers (all in form and substance acceptable to Bank) as Bank may from time to time request to perfect or preserve the perfection and priority of Bank's security interests granted hereby or by any of the other Loan Documents.
         5.3 If, by reason of location of Collateral or otherwise, the creation, validity, or perfection of security interests provided for herein are governed by the law of a jurisdiction other than Alabama, Borrower shall take such steps and execute and deliver such documents, agreements, papers and financing statements as Bank may from time to time request to comply with the Uniform Commercial Code, the Uniform Trust Receipts Act, the Factors Lien Act, or other laws of other states or jurisdictions. Borrower hereby appoints and empowers Bank, or any employee of Bank which Bank may designate for the purpose, as its attorney-in-fact, to execute (and file, as appropriate) on its behalf any documents, agreements, papers and financing statements which, in Bank's sole judgment, are necessary to be executed and/or filed in order to perfect or preserve the perfection and priority of Bank's security interests granted hereby or by any of the other Loan Documents.
         5.4 Borrower shall not pledge, mortgage, or create or suffer to exist a security interest in any of the Collateral or any Proceeds or products thereof, or sell, assign, or create a security interest in any of the Collateral or any Proceeds or products thereof in favor of any person other than Bank unless such security interest is expressly subordinate to Bank's security interest therein and Bank has approved in writing the existence and priority of such security interest.
         5.5 Upon demand from Bank at any time or times that Borrower is liable to Bank, Borrower shall assign, transfer or deliver to Bank additional Collateral of a value and character satisfactory to Bank, or make such payment on account of Liabilities as Bank may require. Nothing in this Section 5 shall be deemed to extend the availability of the Revolving Line beyond the time noted in Section 14 hereof.

         SECTION 6.  COLLECTION OF ACCOUNTS RECEIVABLE.
         6.1 Until Bank requests that Account Debtors on Accounts Receivable of Borrower be notified of Bank's security interest therein, Borrower shall continue to collect such Accounts Receivable. Upon Bank's request, Borrower shall notify Bank of such collections as received and shall hold the same in trust for Bank without commingling the same with other funds of Borrower and shall turn the same over to Bank immediately upon receipt in the identical form received. Proceeds so transmitted to Bank may be handled and administered in and through a remittance or special account; the maintenance of any such account shall be solely for the convenience of Bank, and Borrower shall not have any right, title, or interest in or to any such account or in the amounts at any time appearing to the credit thereof. Bank shall not be required to credit Borrower's Loan Account with the amount of any check or other instrument constituting provisional payment until Bank has received final payment thereof at its office in cash or solvent credits accepted by Bank. Borrower shall, at the request of Bank, notify the Account Debtors of the security interest of Bank in any Account and shall instruct Account Debtors to remit payments directly to Bank, and Bank may itself at any time so notify Account Debtors.
         6.2 Borrower agrees that no court action or other legal proceeding or garnishment, attachment, repossession of property, detinue or any other attempt to repossess any merchandise covered by an Account shall be attempted by Borrower except by or under the direction of competent legal counsel. Borrower hereby agrees to indemnify and hold Bank harmless for any loss or liability of any kind or character which may be asserted against Bank by virtue of any suit filed, process issued, or any repossession or attempted repossession done or attempted by Borrower or by virtue of any other actions or endeavors which Borrower may make to collect any Accounts or repossess any such merchandise.

         SECTION 7.  ADDITIONAL AFFIRMATIVE COVENANTS.
         Until all indebtedness of Borrower to Bank has been paid in full and all Liabilities have been satisfied:
         7.1 Borrower shall submit or cause to be submitted to Bank such financial and other information which Bank shall request regarding Borrower, the Collateral and any endorser, guarantor or surety of any of the Liabilities of Borrower to Bank when and as requested by Bank, including without limitation:
(i) Borrower's internally prepared monthly financial statements including a balance sheet and income statement within thirty (30) days after the close of each month and attested to by an authorized officer of Borrower; (ii) Borrower's annual compiled fiscal year end financial statements within one hundred twenty
(120) days after the close of each fiscal year, including a balance sheet as of the close of such period, an income statement, and a reconciliation of stockholder's equity prepared by an independent certified public accountant acceptable to Bank and analyzed in accordance with generally accepted accounting principles; and (iii) annual personal financial statements of Dennis and Sheila Sierk and Charles and Kerry Garrett.
         7.2 Borrower shall (i) maintain insurance (written by insurance companies acceptable to Bank) in form, amount and substance acceptable to Bank, including, without limitation, extended multi-peril hazard, worker's compensation, general liability insurance and insurance upon Borrower's property, all facets of its businesses and all the Collateral; (ii) furnish to Bank, upon request, a statement of the insurance coverage; (iii) obtain other or additional insurance promptly, upon request of Bank, to the extent that such insurance may be available; (iv) cause Bank to be named as loss payee as to all insurance covering Collateral hereunder, pursuant to a New York Standard (long form) loss payable endorsement. All insurance policies shall provide for a minimum of ten
(10) days' written cancellation notice to Bank and, at Bank's request, all policies shall be delivered to and held by Bank. Bank is hereby made attorney-in-fact for Borrower to obtain, adjust, and settle, in its sole discretion, such insurance and to endorse any drafts or checks issued in connection with such insurance. In the event of failure to provide and maintain insurance required by this Agreement, Bank may, at its option, provide such insurance and charge the costs and expenses incurred to Borrower's Loan Account.
         7.3 Borrower does and shall at all times while any Liabilities remain unsatisfied comply with all laws, ordinances, rules and regulations of any governmental authority or entity governing or affecting Borrower, any of its property, the Collateral or any part thereof, and shall immediately notify Bank of any and all alleged or asserted violations of any such laws, ordinances or regulations. In the event of failure to provide and maintain insurance required by this Agreement, Bank may, at its option, provide such insurance and charge the costs and expenses incurred to Borrower's Loan Account.
         7.4 Borrower shall maintain a minimum Tangible Net Worth of not less than $550,000 between the date hereof and December 30, 1999, inclusive, and to increase to $600,000 at December 31, 1999.
         7.5 Borrower's Total Debt to Tangible Net Worth Ratio shall not exceed
2.00 to 1.00. Nothing in this Section 7 shall be deemed to extend the availability of the Revolving Line beyond the time noted in Section 14 hereof.

         SECTION 8.  ADDITIONAL NEGATIVE COVENANTS.
         Until all indebtedness of Borrower to Bank has been paid in full and all Liabilities have been satisfied:
         8.1 Borrower shall not create or permit the creation of any lien upon any of its property, except for (i) liens for taxes, assessments or governmental charges not yet payable; and (ii) security interests in equipment, provided that they are limited to those securing a portion of the purchase price of said equipment.
         8.2 Borrower shall not borrow any money other than for trade credit and the purchase of equipment in the ordinary course of business unless such loans shall be fully subordinated hereto, and Borrower shall not guarantee, endorse or assume, either directly or indirectly, any indebtedness of any other corporation, person, or entity.
         8.3 Borrower shall not purchase or in any manner acquire any of its outstanding shares without Bank's prior written consent.
         8.4 Borrower shall not purchase or acquire, directly or indirectly, any shares of stock, any substantial part of the assets of, any interest in, evidences of indebtedness or other securities of any person, corporation or other entity, except in settlement of customers' Accounts.
         8.5 Borrower shall not (i) liquidate, discontinue or materially reduce its normal operations with intention to liquidate; (ii) cause, allow or suffer to occur (a) the merger or consolidation of or involving Borrower with or into any corporation, partnership, or other entity, or (b) the sale, lease, transfer or other disposal of all or any substantial part of its assets, or any of its Accounts Receivable; (iii) acquire any corporation, partnership or other entity (or any interest therein), whether by stock or asset purchase or acquisition or otherwise, without the prior written consent of Bank; or(iv) cause, allow, or suffer to occur any change in the ownership, nature, corporate structure or management of Borrower without the prior written consent of Bank.
         8.6 Borrower shall not make any payment upon any subordinated indebtedness in any subordination agreement delivered to Bank. Nothing in this
Section 8 shall be deemed to extend the duration of the Revolving Line beyond the time noted in Section 14 hereof.

         SECTION 9.  EVENTS OF DEFAULT; ACCELERATION.
         Any or all of the liabilities of Borrower to Bank, including, without limitation, the Liabilities, shall be, at the option of Bank and notwithstanding any time or credit allowed by any instrument evidencing any of the Liabilities, immediately due and payable without notice or demand, and the obligation of Bank to make advances hereunder shall immediately cease and terminate upon the occurrence of any of the following events of default:
         (a) default in the payment or performance, when due or payable, of any of the Liabilities of Borrower, or of any liability or obligation (whether now or hereafter existing, arising or incurred, direct or indirect, conditional or unconditional) of any endorser, guarantor, or surety for any of the Liabilities of Borrower to Bank;
         (b) failure by Borrower or any other person or entity, as applicable, to (i) pay or perform any act or obligation imposed hereby or by any of the other Loan Documents, or (ii) comply with any of the terms, conditions, covenants or requirements contained or referenced in one or more of the Loan Documents;
         (c) failure of Borrower or any other person or entity, as applicable, to pay when due (i) any tax or (ii) any premium on any (a) insurance policy assigned to Bank, or (b) any insurance covering any Collateral;
         (d) if any warranty or representation contained herein shall prove false or misleading or if Borrower or any endorser, guarantor or surety for any of the Liabilities of Borrower to Bank made or makes any other misrepresentation to Bank for the purpose of obtaining credit or any extension of credit;
         (e) failure of Borrower or any endorser, guarantor, or surety for any of the Liabilities of Borrower to Bank to furnish financial information or to permit the inspection of the books or records or Collateral of Borrower or of any endorser, guarantor or surety for any of the Liabilities of Borrower to Bank;
         (f) issuance of an injunction or attachment against property of, the general assignment by, judgment against or filing of petition in bankruptcy by or against Borrower or any endorser, guarantor or surety for any of the Liabilities of Borrower to Bank; the filing of an application in any court for a receiver for Borrower or any endorser, guarantor or surety for any of the Liabilities of Borrower to Bank; or the dissolution, incapacity or liquidation of Borrower or of any endorser, guarantor or surety for any of the Liabilities of Borrower to Bank;
         (g) calling of a meeting of creditors, appointment of a committee of creditors or liquidation agents, or offering of a composition or extension to creditors by, for or of Borrower or by, for or of any endorser, guarantor or surety for any of the Liabilities of Borrower to Bank;
         (h) Bankruptcy or Insolvency of Borrower or of any of Borrower's shareholders, or of any endorser, guarantor or surety for any of the Liabilities of Borrower to Bank;
         (i) any change in the ownership, nature, structure, management or control of Borrower without the prior written consent of Bank;
         (j) failure of Borrower or any other person or entity, as applicable, to maintain any insurance required hereunder and/or assigned or pledged to Bank in connection herewith;
         (k) occurrence or continuation of any default or event of default by or attributable to Borrower under or in connection with any mortgage, lease, security agreement, indenture or similar agreement to which Borrower is now or may hereafter be a party or by which Borrower or any of its property (including, without limitation, the Collateral) is now or may hereafter be bound or affected;
         (l) fraud or misrepresentation by or on behalf of Borrower in its transactions with Bank;
         (m) such a change in the condition or affairs (financial or otherwise) of Borrower or of any endorser, guarantor or surety for any of the Liabilities of Borrower to Bank or of the Collateral or any other source of repayment of or security for any of the Liabilities which, in the opinion of Bank, impairs Bank's security or increases its risk;
         (n) violation of or failure to abide by any covenant, term or provision of this Agreement, the Note or any of the other Loan Documents; or the termination, cancellation or revocation of any Loan Document without Bank's consent or the determination that any of the Loan Documents is void, voidable or unenforceable; or
         (o) any default or event of default under the Note or any of the other Loan Documents.

         SECTION 10.  POWER TO SELL OR COLLECT COLLATERAL.
         Upon the occurrence of any of the above events of default and at any time thereafter, Bank shall have, in addition to all other rights and remedies, the remedies of a secured party under the Uniform Commercial Code of Alabama (regardless of whether the Uniform Commercial Code has been enacted in the jurisdiction where rights or remedies are asserted), including, without limitation, the right to take possession of the Collateral, and for that purpose Bank may, so far as Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom or take possession of same and/or store the same on such premises pending disposition under the terms of this Agreement or applicable law. Bank may require Borrower to assemble the Collateral and make it available to Bank at a place designated by Bank which is reasonably convenient to both parties. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Bank shall give to Borrower at least five (5) days' written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. Bank may, at any time, in its discretion, transfer any securities or other property constituting Collateral into its own name or that of its nominee and receive the income therefrom and hold the same as security for the Liabilities or apply it on principal, interest, charges or expenses due on Liabilities in any manner deemed appropriate by Bank. Insofar as Collateral shall consist of Accounts Receivable, insurance policies, instruments, chattel paper, choses in action or the like, Bank may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon Collateral as Bank may determine, whether or not Liabilities or Collateral are then due, and for the purpose of realizing Bank's rights therein, Bank may receive, open and dispose of mail addressed to Borrower and endorse notes, checks, drafts, money orders, documents of title or other evidences of payment, shipment or storage or any form of Collateral on behalf of and in the name of Borrower as Borrower's attorney-in-fact for such purpose. Bank may apply Collateral and the Proceeds from any Collateral against the Liabilities secured hereby in any manner deemed appropriate by Bank. The enumeration of the foregoing rights is not intended to be exhaustive, and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. As against the obligations secured hereby, Borrower hereby expressly waives all claims and all rights to claim any exemptions, both as to personal and real property, allowed or allowable under the Constitution or laws of the United States, the State of Alabama or any other jurisdiction. Any notice to Borrower of sale, disposition or other intended action by Bank, required by law to be given to Borrower, sent to Borrower at the address of Borrower shown on the first page of this Agreement or at such other address of Borrower as may from time to time be shown on Bank's records, at least five (5) days prior to such action, shall constitute reasonable notice to Borrower.

         SECTION 11.  SET OFF.
         Bank is hereby given a continuing lien as additional security for all Liabilities upon any and all moneys, securities and other property of Borrower, and the Proceeds thereof, now or hereafter held or received by or in transit to Bank from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposit balances (general or special) and credits of Borrower with, and any and all claims of Borrower against Bank at any time existing, and upon the occurrence of an event of default hereunder, Bank may apply or set off the same against the Liabilities and indebtedness hereby secured in any manner deemed appropriate by Bank.

         SECTION 12.  WAIVERS.
         Borrower waives demand, notice of protest, notice of intent to accelerate, notice of acceleration, notice of acceptance of this Agreement, and notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect both to the Liabilities and Collateral, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of any or all of the Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as Bank may deem advisable. Bank shall have no duty as to the collection or protection of any or all of the Collateral or any income therefrom, nor as to the preservation of any rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody of Collateral in its possession. Bank may exercise its rights with respect to Collateral without resorting or regard to other Collateral or sources of reimbursement for the Liabilities. Bank shall not be deemed to have waived any of its rights upon or under any of the Liabilities or Collateral unless such waiver be in writing and signed by Bank. No delay or omission on the part of Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any further occasion. All rights and remedies of Bank with respect to Liabilities or Collateral, whether evidenced hereby, by any of the other Loan Documents or by any other instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

         SECTION 13.  EXPENSES, PROCEEDS OF COLLATERAL.
         Irrespective of whether the proceeds of the Revolving Line are disbursed, Borrower shall pay all fees and expenses, including, without limitation, legal fees and expenses, filing fees, insurance premiums and expenses, appraisal fees, recording costs and taxes incurred by Bank or Borrower from time to time in connection with the preparation and closing, filing, administration, amendment, and modification of the Revolving Line, this Agreement, the Note, and other Loan Documents and those documents and instruments associated with the perfection and creation of the security interests granted pursuant hereto or pursuant to any of the other Loan Documents. Borrower shall pay to Bank on demand any and all such fees and expenses together with any and all fees, expenses and costs of (a) collection or
(b) otherwise incurred or paid by Bank in protecting or enforcing its rights upon or with respect to any of the Liabilities, the Loan Documents or the Collateral (including, without limitation, reasonable counsel fees). After deducting all of said expenses, the residue of any proceeds of collection or sale of Liabilities or Collateral shall be applied to the payment of principal of, interest on, and charges and expenses related to the Liabilities in such order or preference as Bank may determine, proper allowance for interest on Liabilities not then due being made, and any excess shall be returned to Borrower and Borrower shall remain liable for any deficiency.

         SECTION 14.  DURATION; EXTENSION.
         The Revolving Line shall terminate on June 1, 2000, at which time all principal, interest, charges and expenses outstanding hereunder, under the Note or under any of the other Loan Documents shall be due and payable in full unless due sooner under the terms of the Note, this Agreement or any of the other Loan Documents. It is understood that any extension hereof may require a revision of certain portions of this Agreement. No modification or amendment of this Agreement or extension of the termination date shall be effective unless placed in writing and duly executed by Bank and Borrower. It is expressly agreed that this Agreement shall survive the expiration or termination of the Revolving Line in all respects necessary for Bank to exercise its rights and remedies hereunder and with respect to the Collateral. The termination or expiration of the Revolving Line shall in no way affect any transactions entered into or rights created or obligations incurred prior to such termination or expiration; rather, such rights and obligations shall be fully operative until the same are fully disposed of, concluded and/or liquidated. Without limitation to the generality of the foregoing, such termination or expiration shall not release nor diminish any of (i) Borrower's obligations and agreements, or (ii) Bank's rights and remedies arising hereunder or in connection herewith until full payment and performance of all of the Liabilities. This Agreement shall be a continuing agreement in every respect.

         SECTION 15.  GENERAL.
         Any demand upon or notice to Borrower that Bank may elect to give shall be effective upon delivery if such notice is given personally, or upon dispatch if deposited in the mails or delivered to a telegraph, wireless or radio company addressed to Borrower at the address noted on the first page of this Agreement or, if Borrower has notified Bank in writing of a change of address, to Borrower's last address so notified. Demands or notices addressed to Borrower's address at which Bank customarily communicates with Borrower shall also be effective. If at any time or times by assignment or otherwise Bank transfers any Liability (either separately or together with the Collateral therefor), such transfer shall carry with it Bank's powers and rights under this Agreement with respect to the Liability and/or Collateral transferred, and the transferee shall become vested with said powers and rights whether or not they are specifically referred to in the transfer. If and to the extent Bank retains any other Liability or Collateral, Bank will continue to have the rights and powers herein set forth with respect thereto. The Borrower agrees that the Revolving Line, this Agreement and all of the other Loan Documents, including matters of construction, validity and performance, shall be governed by and construed under the laws of the State of Alabama. This Agreement has been negotiated and is being executed and delivered in the State of Alabama, or if executed elsewhere, shall become effective upon Bank's receipt and acceptance of the executed original of this Agreement in the State of Alabama; provided, however, that Bank shall have no obligation to give, nor shall Borrower be entitled to receive any notice of such acceptance for this Agreement to become a binding obligation of Borrower. It is intended, and Borrower and Bank specifically agree, that the laws of the State of Alabama governing interest shall apply to this transaction. Borrower hereby acknowledges that (i) the negotiation, execution, and delivery of the Loan Documents constitutes the transaction of business within the State of Alabama, (ii) any cause of action arising under any of said Loan Documents will be a cause of action arising from such transaction of business, and (iii) Borrower understands, anticipates, and foresees that any action for enforcement of payment of the Revolving Line or the Loan Documents may be brought against it in the State of Alabama. To the extent allowed by law, Borrower hereby submits to jurisdiction in the State of Alabama for any action or cause of action arising out of or in connection with the Revolving Line or the Loan Documents and shall waive any and all rights under the laws of any state or jurisdiction to object to jurisdiction or venue within Madison County, Alabama; notwithstanding the foregoing, nothing contained in this paragraph shall prevent Bank from bringing any action or exercising any rights against Borrower, any guarantor, any security for the Revolving Line, or any of Borrower's or any guarantor's properties in any other county, state, or jurisdiction. Initiating such action or proceeding or taking any such action in any other state shall in no event constitute a waiver by Bank of any of the foregoing. Nothing contained herein, or in any of the documents contemplated hereby, shall be deemed to render Bank on the one hand, and Borrower on the other hand, partners or venturers for any purpose. This Agreement is intended to take effect as a sealed instrument.

         IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals on this 9th day of July, 1999.

                                            BORROWER:

Attest:                                     OPTIMATION, INC.

By: /s/ Charles W. Garrett                  By: /s/ Dennis A. Sierk
    --------------------------------            --------------------------------
Its:                                        Its:  President

[CORPORATE SEAL]

                                            BANK:
Witness:                                    COMPASS BANK

/s/ Kerry B. Garrett                        By: /s/ Arlene Stackhouse
-----------------------------------             -------------------------------
                                            Its: Vice President

STATE OF ALABAMA
COUNTY OF MADISON

         I, the undersigned, Notary Public in and for said County in said State, hereby certify that Dennis Sierk, whose name as President of OPTIMATION, INC., an Alabama corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

         Given under my hand this the 9th day of July, 1999.


                                         /s/ Jane M. Wasden
                                         ---------------------------------------
                                         Notary Public
[NOTARIAL SEAL]                          My Commission Expires: February 2, 2003


STATE OF ALABAMA
COUNTY OF MADISON

         I, the undersigned, Notary Public in and for said County in said State, hereby certify that Arlene Stackhouse, whose name as Vice President of COMPASS BANK, an Alabama banking corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, she, as such officer and with full authority, executed the same voluntarily for and as the act of said banking corporation.

         Given under my hand this the 9th day of July, 1999.

                                         /s/ Jane M. Wasden
                                         ---------------------------------------
                                         Notary Public
[NOTARIAL SEAL]                          My Commission Expires: February 2, 2003